Exhibit 99.1

ARIAD Announces Three Exclusive Out-License Agreements to Develop and Commercialize Its ARGENT™ Cell-Signaling Regulation Technology

Most Advanced Partnered Programs to Enter Phase 2 Clinical Trials

Maintains Internal Focus on Molecularly Targeted Small-molecule Anti-cancer Drugs

CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 20, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced execution of three exclusive out-license agreements for separate aspects of its ARGENT™ cell-signaling regulation technology. The licenses to these non-core assets provide ARIAD with a combination of equity ownership in partners, upfront payments, ongoing fees for supply of certain research reagents, and potential milestone and royalty payments linked to clinical, regulatory and sales achievements of partners.

The ARGENT technology platform combines chemistry and genetics to allow specific cell-signaling and gene-expression events to be chemically activated in whole animals and cultured cells. The technology platform includes a portfolio of distinct small-molecule “dimerizer” compounds optimized for specific applications. Dimerizers bring specific proteins together in cells. The technology is being developed to treat human disease through cancer vaccines, cell therapy and gene therapy, in each case featuring small-molecule regulation of cellular activation.

Initial clinical proof of concept has already been demonstrated by partners and collaborators for two product candidates, which utilize ARIAD’s small-molecule dimerizer drug AP1903, in patients with prostate cancer and in patients with hematologic malignancies who have undergone hematopoietic stem cell transplants (HSCT). ARIAD expects its partner to start Phase 2 clinical trials of both product candidates by early 2012. AP1903 was discovered and developed by ARIAD scientists.

The technology also provides a family of versatile tools for drug discovery and biological research. Certain of the underlying intellectual property was licensed from Harvard and Stanford Universities. The ARGENT technology was developed and further optimized by ARIAD scientists using their expertise in structure-based design and genetics.

“Through the creative licensing of the ARGENT technology in multiple transactions, we are able to leverage our early investment in this innovative science and benefit from other companies’ expertise in three distinct areas, while maintaining our focus on our core oncology therapeutic programs,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer of ARIAD. “Each of these transactions provides the opportunity for building short-term and long-term value for ARIAD, at no further cost to us.”

Expanded License Agreement with Bellicum Pharmaceuticals, Inc.

ARIAD and Bellicum Pharmaceuticals, Inc., along with their academic colleagues at Baylor College of Medicine, have been collaborating for many years. The two companies have now broadened their previous agreement as a result of promising clinical data from Phase 1/2 trials of Bellicum’s ARGENT-regulated cancer vaccine and cell-therapy product candidates, both utilizing AP1903 to achieve chemical induction of dimerization (CID).

Bellicum’s first product candidate, BPX-101 DeCIDe™ immunotherapy, is an autologous dendritic-cell cancer vaccine that includes an ARGENT–inducible regulatory construct. In the Phase 1/2 trial of patients with metastatic castrate-resistant prostate cancer at The University of Texas Health Science Center, Houston, patients received the Bellicum immunotherapy followed by AP1903 one day later. Data from the study showed that this small-molecule regulated immunotherapy was well tolerated and elicited both clinical and antigen-specific immune responses consistent with patient benefit in prostate cancer.

Bellicum’s second product candidate, CaspaCIDe™ DLI, is a donor lymphocyte infusion that contains the ARGENT-inducible safety switch. This is administered following a T-cell-depleted HSCT. In an investigator-sponsored Phase 1/2 trial also at Baylor College of Medicine, pediatric patients with acute lymphoblastic leukemia or acute myeloid leukemia undergoing HSCT received the CaspaCIDe cell therapy followed by administration of AP1903 upon diagnosis of graft-vs-host disease (GvHD). Interim data from the study showed that this small-molecule regulated cell therapy was well tolerated and rapidly reversed the deleterious systemic effects of GvHD.

ARIAD’s expanded exclusive agreement with Bellicum now covers products to treat the complications of cell transplantation, such as GvHD, in addition to certain cancer immunotherapies. ARIAD has an equity stake in Bellicum and is eligible to receive milestones on regulatory and clinical progress and royalties on future product sales. Bellicum is responsible for all manufacturing, regulatory and clinical activities and will hold the investigational new drug applications for these programs.

ReGenX Biosciences to Develop ARGENT Gene Therapy Applications

ARIAD and ReGenX Biosciences, LLC along with their academic colleagues at the University of Pennsylvania Medical Center, have collaborated on the development of regulated in vivo production of therapeutic proteins for many years. Previous collaborative studies in non-human primates established proof of concept showing sustained regulated production of a therapeutic protein in response to ARIAD’s small-molecule dimerizer drugs for over six years.

ARIAD has exclusively licensed the applications of the ARGENT technology for regulated gene therapy to ReGenX. ReGenX is combining the ARGENT technology with its proprietary NAV™ gene-delivery technology, thereby providing a means of pharmacologic control of gene expression and the potential for greater safety and efficacy in certain disease applications. The NAV technology is based on over a decade of research by the founders of ReGenX, funded in part by GlaxoSmithKline plc and based on a long-standing commitment by the University of Pennsylvania. ReGenX initially plans to develop the ARGENT products for specific ocular diseases, metabolic disorders, and infectious diseases, in each case where precise control of protein production is needed to achieve the desired patient benefit. Initial applications will involve the use of another one of ARIAD’s portfolio of small-molecule dimerizer drugs, AP22594, which has been optimized for these uses.

Under the terms of the agreement, ReGenX has exclusive rights to the ARGENT technology in the development and commercialization of human therapeutics and vaccines based on in vivo gene delivery. ARIAD has an equity stake in ReGenX and will receive clinical and regulatory milestones and royalties on products developed and commercialized utilizing the ARGENT technology, as well as a portion of sublicensing revenues.

Research Reagent License with Clontech Laboratories

ARIAD has exclusively licensed the ARGENT technology for use in the research market to Clontech Laboratories, Inc., a wholly owned subsidiary of Takara Bio Inc. and a specialty research reagents company with a substantial profile in molecular and cell biology.

Approximately 2000 academic investigators in over 35 countries worldwide have used the ARGENT technology in diverse areas of research, including cancer biology, and more than 400 scientific papers describing its use have been published. For more than ten years, ARIAD has provided the ARGENT technology to academic investigators in the form of Regulation Kits through its web-based Regulation Kit program.

Clontech will assume full responsibility for supplying the technology worldwide for research applications and will expand ARIAD’s current Regulation Kit program with the goal of making the technology more broadly available to scientists for in vitro and in vivo use. ARIAD will continue to manufacture and will supply to Clontech small-molecule dimerizers specifically designed for use with research kits. Clontech expects to expand the utility of the ARGENT Regulation Kit program by combining it with its other core research technologies including its LivingColors® fluorescent proteins and Lenti-X™ viral expression systems, and by expanding access to inducible animal models of human pathophysiology.

ARIAD will receive an upfront payment from Clontech, as well as payments for sale of dimerizer reagents to Clontech for its further sale. ARIAD also will receive milestones based on Clontech achieving predefined annual sales levels and royalties on net sales of all products incorporating the ARGENT technology, as well as a portion of sublicensing revenues.

“These three separate initiatives to license the ARGENT technology portfolio provide ARIAD with long-term value linked to equity stakes, milestones and royalties, as well as near-term value through up-front payments and fees,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “These licenses allow us to focus on our core oncology priorities while continuing to benefit from this important legacy technology that is already showing early clinical promise in patients with cancer.”

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit http://www.ariad.com.

About Bellicum Pharmaceuticals, Inc.

Bellicum Pharmaceuticals, Inc. is developing clinical applications of chemical induction of dimerization (CID), a drug-based remote control technology that extends the physician's reach beyond the point at which a treatment has been administered. Bellicum's mission is to leverage this smart technology to bring safe, effective, innovative cell therapies to market for patients with serious and life threatening diseases. The company's DeCIDe™ vaccines are designed to kill targeted cells by inducing a potent, durable, fully activated antigen-specific T cell immune response. Lead product BPX-101, an autologous DeCIDe™ vaccine, is in clinical development for patients with metastatic castrate resistant prostate cancer (mCRPC). CaspaCIDe™ is a cell therapy safety switch, permitting the rapid elimination of cells in the event of toxicity. CaspaCIDe™ DLI is a donor lymphocyte infusion administered following a hematopoietic stem cell transplant, in which the safety switch may be activated to resolve graft vs. host disease (GvHD). For additional information, please visit http://www.bellicum.com.

About ReGenX

ReGenX BioSciences is leading the effort to translate promising gene delivery applications into a pipeline of next generation personalized therapies for a range of severe diseases with serious unmet needs. We believe that the NAVTM technology to which we have exclusive rights represents the potential promise of curing the root cause of disease rather than the symptoms, and we are committed to establishing best in class standards for our NAV vectors. Our intent is to initially develop treatments for a number of rare, genetic diseases including hypercholesterolemias, the mucopolysaccharidoses, and retinitis pigmentosa and ensure continuing access for our NAV technology through innovative partnerships, license opportunities and the expansion of our growing team of global collaborators. ReGenX holds exclusive rights to a portfolio of over 90 patents and patent applications pertaining to its NAV technology and related applications. For additional information, please visit http://www.regenxbio.com.

About Clontech Laboratories, Inc.

Clontech Laboratories, Inc., a wholly owned subsidiary of Takara Bio Inc., develops, manufactures, and distributes a wide range of life science research reagents under the Clontech and Takara brands. Key products include high-performance qPCR and PCR reagents (including the Ex Taq™, LA Taq™, Titanium®, and Advantage® enzymes); RT enzymes and SMART™ library construction kits; the innovative In-Fusion® cloning system; Tet-based inducible gene expression systems; and a range of Macherey-Nagel nucleic acid purification tools. These and other products support applications including gene discovery, regulation, and function; protein expression and purification; RNAi and stem cell studies; and plant and food research. For additional information, please visit http://www.clontech.com. For information about these products, please visit http://www.clontech.com/idimerize.

This press release contains “forward-looking statements” including, but not limited to, statements relating to our ARGENT™ cell-signaling regulation technology and the ongoing success of our partnered programs in this field. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208